Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Casey’s General Stores, Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-19179, 33-42907, 33-174560 and 33-174561) on Form S-8 of Casey’s General Stores, Inc. of our report dated June 26, 2012, with respect to the consolidated balance sheets of Casey’s General Stores, Inc. and subsidiaries (the Company) as of April 30, 2012 and 2011, and the related consolidated statements of earnings, shareholders’ equity and cash flows for each of the years in the three-year period ended April 30, 2012, and the effectiveness of internal control over financial reporting as of April 30, 2012, which report appears in the April 30, 2012 Annual Report on Form 10-K of Casey’s General Stores, Inc.

/s/ KPMG LLP

Des Moines, Iowa

June 26, 2012

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